Exhibit 10.15

March 6, 2020

Via Email

Jonathan Will McGuire

[EMAIL]

Re: Offer Letter

Dear Will:

The Board of Directors is pleased to offer you a position with Ra Medical Systems, Inc. (the “Company”), as its Chief Executive Officer. In this position, you will report to the Company’s board of directors (the “Board”) and your responsibilities will be consistent with your title and position as CEO, and as otherwise reasonably assigned to you by the Board. If you decide to join the Company, you will be appointed to serve as a member of the Board within thirty (30) days following your start date. If you decide to join us, you will receive an annual salary of $500,000, which will be paid in accordance with the Company’s normal payroll procedures, and subject to applicable tax withholdings. You will also be eligible to earn bonuses based on individualized and company-wide targets, subject to the terms and conditions of the Company’s bonus plan for similarly situated employees (the “Bonus Plan”), which will be approved and distributed after consultation with you following your start date with the Company.  Your aggregate annual bonus opportunity at target will be equal to up to 100% of your annual base salary, (“Annual Bonus Target”), prorated based on the length of your service to the Company in the Company’s Fiscal Year 2020 (“FY 2020”); and provided further that you will be guaranteed a bonus for FY 2020 in all events of at least 75% your prorated annual base salary. Except as specifically in your Change in Control and Severance Agreement (as defined below),  any incentive compensation, or any portion thereof, is subject to your continued employment with the Company through the date the it  is earned and will be paid to you in accordance with the Company’s applicable Bonus Plan and the Company’s normal payroll procedures for incentive compensation, provided that no bonus will be paid later than March 15 of the calendar year immediately following the calendar year in which the bonus was earned.

In addition, if you decide to join the Company and you begin your employment on or before March 30, 2020, the Company will pay you a signing bonus (the “Signing Bonus”) of $100,000, less applicable withholdings, payable in equal installments within ten (10) business days of your start date and the one (1) year anniversary of your start date.  If you voluntarily resign from the Company for any reason before the date that is two (2) years following the start date, you agree to promptly reimburse the Company for the portion of the Signing Bonus previously paid to you on a pro-rata basis based on your length of service within thirty (30) days of your termination date.

As an employee, you will also be eligible to participate in certain employee benefit programs generally made available to similarly situated Company employees, including, but not limited to, group health insurance and paid time off, subject to the satisfaction of any eligibility requirements and subject to the terms of such benefit programs. Information on currently available benefit programs will be provided to you shortly after your start date.  The Company may modify or terminate benefits from time to time as it deems necessary or appropriate.  Notwithstanding the above, the Company shall provide an executive medical reimbursement plan, such as Benicomp Select, that covers out-of-pocket medical, dental, vision, and hearing expenses that are not covered by the Company’s regular health programs up to a maximum of $25,000 per year.

You shall be permitted up to three weeks of paid vacation per year, which will accrue on a monthly basis.  You may carry over up to ten unused vacation days from one calendar year to the next.

The Company will reimburse you for reasonable out-of-pocket expenses incurred in connection with Company business and within standards to be established by the Board from time to time, including, without limitation, travel and accommodations for authorized business trips, subject to you presenting appropriate documentation as reasonably requested by the Company.  The Company will also reimburse you up to $7,500 for legal expenses in reviewing the legal documents associated with this offer.

In addition, if you decide to join the Company, the Company shall grant you the following equity awards effective as of your start date with the Company:

•

A stock option (the “Option”) to purchase 450,000 shares of the Company’s common stock.  The Option shall be an incentive stock option to the maximum extent permitted under applicable tax laws.  The Option shall vest in equal monthly installments over four years following the Option’s employment commencement date, subject to your continuing to be a service provider to the Company through each vesting date.  The exercise price shall be not more than the closing price of a share of the Company’s common stock on the grant date.   The Option will be subject to the terms and conditions of the Company’s 2020 Inducement Equity Incentive Plan (the “Plan”) and be in substantially the same form as the  option agreement included with this Offer Letter (the “Option Agreement”), in each case, which will be made available to you following the date your Option is granted.

•

A restricted stock award (the “RS Award”) covering 125,000 shares of the Company’s common stock.  The RS Award shall vest and become non-forfeitable in equal semi-annual installments over four years following May 20, 2020, the RS Award’s vesting commencement date, subject to you continuing to be a service provider to the Company through each vesting date (for the avoidance of doubt, the first vesting date for the RS Award will be November 20, 2020 , upon which date 1/8 of the shares covered by the RS Award may vest, subject to you continuing to be a service provider to the Company through such date).  The RS Award will be subject to the terms and conditions of the Plan and be in substantially the same for as the  restricted stock award agreement included in this Offer Letter (the “RS Award Agreement,” and collectively with the Plan and the Option Agreement, the “Stock Agreements”), in each case, which will be made available to you following the date your RS Award is granted.

All shares of stock that are issued under the Stock Agreements shall be registered on SEC Form S-8 and be freely transferable in the same manner as shares of the Company’s stock issued under its stockholder approved equity compensation plans.  You may exercise the Option, in whole or in part, using an “immaculate cashless exercise” under the Option Agreement.   You at all times shall be permitted to use shares of the Company’s stock issuable under the Stock Agreements to enable the Company to meet its tax withholding obligations, up to the applicable maximum marginal tax rate, consistent with avoiding variable accounting under ASC Topic 718 and as permitted under applicable tax laws relating to withholding of applicable taxes.  Your rights under the Stock Agreements shall be subject to accelerated vesting as provided under the Change in Control and Severance Agreement.  No right to any stock under the Option or RS Award is earned or accrued until such time that vesting occurs, nor does the grant of the Option or RS Award confer any right to continue vesting or employment.

The Company is excited about your joining and looks forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at‑will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks’ notice.

You will be eligible to enter into a Change in Control and Severance Agreement with the Company in the Company’s standard form (the “Change in Control and Severance Agreement”) in the form attached to this Offer Letter.  Pursuant to the Change in Control and Severance Agreement, you may become eligible to receive certain severance benefits in the event of your termination of service under certain circumstances, subject to the terms and conditions of the Change in Control and Severance Agreement.

The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

As a Company employee, you will be expected to abide by the Company’s rules and standards. Specifically, you will be required to sign an acknowledgment that you have read and that you understand the Company’s policies and the rules of conduct which are included in the Company’s employee handbook.

As a condition of your employment, you are also required to sign and comply with an At‑Will Employment, Confidential Information, and Invention Assignment Agreement which requires, among other provisions, the assignment of patent and other intellectual property rights to any invention made during your employment at the Company, and non‑disclosure of Company proprietary information. Please note that we must receive your signed At‑Will Employment, Confidential Information, and Invention Assignment Agreement before your first day of employment.

To accept the Company’s offer, please sign and date this Offer Letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment will be March 30, 2020.  Your place of employment will be Ra Medical Systems, Inc., located at 2070 Las Palmas Drive, Carlsbad, CA 92011.   This Offer Letter, along with the Stock Agreements, the Change in Control and Severance Agreement, and any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre‑employment negotiations, whether written or oral. This Offer Letter, including, but not limited to, its at‑will employment provision, may not be modified or amended except by a written agreement signed by the Chairman of the Compensation Committee of the Company and you. This offer of employment will terminate if it is not accepted, signed and returned by March 10, 2020.

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We look forward to your favorable reply and to working with you at Ra Medical Systems, Inc.

Sincerely,
/s/ Martin Colombatto
Martin Colombatto
Chairman

Agreed to and accepted:

Signature:	/s/ Jonathan Will McGuire
Printed Name:	Jonathan Will McGuire
Date:	March 8, 2020

Annex A

RA MEDICAL SYSTEMS, INC.

2020 INDUCEMENT EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

Unless otherwise defined herein, the terms defined in the Ra Medical Systems, Inc. 2019 Inducement Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Stock Option Agreement, which includes the Notice of Stock Option Grant (the “Notice of Grant”), the Terms and Conditions of Stock Option Grant attached hereto as Exhibit A, the Exercise Notice attached hereto as Exhibit B, and all other exhibits and appendices attached hereto (all together, the “Option Agreement”).

NOTICE OF STOCK OPTION GRANT

Participant:

Address:

The undersigned Participant has been granted an Option to purchase Common Stock of Ra Medical Systems, Inc. (the “Company”), subject to the terms and conditions of the Plan and this Option Agreement, as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of Shares Granted:

Exercise Price per Share (in U.S. Dollars):

Total Exercise Price(in U.S. Dollars):

Type of Option:	Incentive Stock Option
Nonstatutory Stock Option

Term/Expiration Date:

Vesting Schedule:

Subject to accelerated vesting as set forth below or in the Plan, this Option will be exercisable, in whole or in part, in accordance with the following schedule:

[INSERT SCHEDULE] subject to Participant continuing to be a Service Provider through each such date.

Termination Period:

This Option will be exercisable for three (3) months after Participant ceases to be a Service Provider, unless such termination is due to Participant’s death or Disability, in which case this Option will be exercisable for twelve (12) months after Participant ceases to be a Service Provider.  Notwithstanding the foregoing sentence, in no event may this Option be exercised after the Term/Expiration Date as provided above and this Option may be subject to earlier termination as provided in Section 14 of the Plan.

By Participant’s signature and the signature of the representative of the Company below, Participant and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and this Option Agreement, including the Terms and Conditions of Stock Option Grant, attached hereto as Exhibit A, all of which are made a part of this document.  Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Option Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understands all provisions of the Plan and this Option Agreement.  Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Option Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT	RA MEDICAL SYSTEMS, INC.

Signature	Signature

Print Name	Print Name

Title
Address:

EXHIBIT A

TERMS AND CONDITIONS OF STOCK OPTION GRANT

1.Grant of Option.

(a)The Company hereby grants to the individual (“Participant”) named in the Notice of Stock Option Grant of this Option Agreement (the “Notice of Grant”) an option (the “Option”) to purchase the number of Shares set forth in the Notice of Grant, at the exercise price per Share set forth in the Notice of Grant (the “Exercise Price”), subject to all of the terms and conditions in this Option Agreement and the Plan, which is incorporated herein by this reference.  Subject to Section 19(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan will prevail.

(b)For U.S. taxpayers, the Option will be designated as either an Incentive Stock Option (“ISO”) or a Nonstatutory Stock Option (“NSO”).  If designated in the Notice of Grant as an ISO, this Option is intended to qualify as an ISO under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  However, if this Option is intended to be an ISO, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it will be treated as an NSO.  Further, if for any reason this Option (or portion thereof) will not qualify as an ISO, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a NSO granted under the Plan.  In no event will the Administrator, the Company or any Parent or Subsidiary or any of their respective employees or directors have any liability to Participant (or any other person) due to the failure of the Option to qualify for any reason as an ISO.

(c)For non-U.S. taxpayers, the Option will be designated as an NSO.

2.Vesting Schedule.  Except as provided in Section 3, the Option awarded by this Option Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant.  Shares subject to this Option that are scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in accordance with any of the provisions of this Option Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

3.Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Option at any time, subject to the terms of the Plan.  If so accelerated, such Option will be considered as having vested as of the date specified by the Administrator.

4.Exercise of Option.

(a)Right to Exercise.  This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.

(b)Method of Exercise.  This Option is exercisable by delivery of an exercise notice (the “Exercise Notice”) in the form attached as Exhibit B to the Notice of Grant or in a manner and pursuant to such procedures as the Administrator may determine, which will state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the “Exercised Shares”), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan.  The Exercise Notice will be completed by Participant and delivered to the Company.  The Exercise Notice will be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares and of any Tax Obligations (as defined in Section 6(a)).  This Option will be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by the aggregate Exercise Price.

5.Method of Payment.  Payment of the aggregate Exercise Price will be by any of the following, or a combination thereof, at the election of Participant:

(a)cash in U.S. dollars;

(b)check designated in U.S. dollars;

(c)consideration received by the Company under a formal cashless exercise program adopted by the Company in connection with the Plan; or

(d)if Participant is a U.S. employee, surrender of other Shares which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Exercised Shares and that are owned free and clear of any liens, claims, encumbrances, or security interests, provided that accepting such Shares, in the sole discretion of the Administrator, will not result in any adverse accounting consequences to the Company.

6.Tax Obligations.

(a)Responsibility for Taxes.  Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Option, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Service Recipient or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the Option or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Option (or exercise thereof or issuance of Shares thereunder) (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient.  Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Option, including, but not limited to, the grant, vesting or exercise of the Option, the subsequent sale of Shares acquired pursuant to such exercise and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Option to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.  Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.  If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b)Tax Withholding. When the Option is exercised, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer.  If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction.  Pursuant to such procedures as the Administrator may specify from time to time, the Company and/or Service Recipient shall withhold the amount required to be withheld for the payment of Tax Obligations.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit Participant to satisfy such Tax Obligations, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences), (iii) withholding the amount of such Tax Obligations from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service

Recipient, (iv) delivering to the Company already vested and owned Shares having a fair market value equal to such Tax Obligations, or (v) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Tax Obligations (or such greater amount as Participant may elect if permitted by the Administrator, if such greater amount would not result in adverse financial accounting consequences).  To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any Tax Obligations by reducing the number of Shares otherwise deliverable to Participant.  Further, if Participant is subject to tax in more than one jurisdiction between the Date of Grant and a date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges and agrees that the Company and/or the Service Recipient (and/or former employer, as applicable) may be required to withhold or account for tax in more than one jurisdiction.  If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the Option exercise, Participant acknowledges and agrees that the Company may refuse to honor the exercise and refuse to deliver the Shares if such amounts are not delivered at the time of exercise.

(c)Notice of Disqualifying Disposition of ISO Shares.  If the Option granted to Participant herein is an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the ISO on or before the later of (i) the date two (2) years after the Date of Grant, or (ii) the date one (1) year after the date of exercise, Participant will immediately notify the Company in writing of such disposition.  Participant agrees that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant.

(d)Code Section 409A.  Under Code Section 409A, a stock right (such as the Option) that vests after December 31, 2004 (or that vested on or prior to such date but which was materially modified after October 3, 2004) that was granted with a per share exercise price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of an underlying share on the date of grant (a “discount option”) may be considered “deferred compensation.”  A stock right that is a “discount option” may result in (i) income recognition by the recipient of the stock right prior to the exercise of the stock right, (ii) an additional twenty percent (20%) federal income tax, and (iii) potential penalty and interest charges.  The “discount option” may also result in additional state income, penalty and interest tax to the recipient of the stock right.  Participant acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share exercise price of this Option equals or exceeds the fair market value of a Share on the date of grant in a later examination.  Participant agrees that if the IRS determines that the Option was granted with a per Share exercise price that was less than the fair market value of a Share on the date of grant, Participant shall be solely responsible for Participant’s costs related to such a determination.

7.Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).  After such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

8.No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS OPTION AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

9.Nature of Grant.  In accepting the Option, Participant acknowledges, understands and agrees that:

(a)the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of options, or benefits in lieu of options, even if options have been granted in the past;

(b)all decisions with respect to future option or other grants, if any, will be at the sole discretion of the Company;

(c)Participant is voluntarily participating in the Plan;

(d)the Option and any Shares acquired under the Plan are not intended to replace any pension rights or compensation;

(e)the Option and Shares acquired under the Plan and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)the future value of the Shares underlying the Option is unknown, indeterminable, and cannot be predicted with certainty;

(g)if the underlying Shares do not increase in value, the Option will have no value;

(h)if Participant exercises the Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the Exercise Price;

(i)for purposes of the Option, Participant’s engagement as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Option Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, (i) Participant’s right to vest in the Option under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time);  and (ii) the period (if any) during which Participant may exercise the Option after such termination of Participant’s engagement as a Service Provider will commence on the date Participant ceases to actively provide services and will not be extended by any notice period mandated under employment laws in the jurisdiction where Participant is employed or terms of Participant’s engagement agreement, if any; the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of his or her Option grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(j)unless otherwise provided in the Plan or by the Copmpany in its discretion, the Option and the benefits evidenced by this Option Agreement do not create any entitlement to have the Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(k)the following provisions apply only if Participant is providing services outside the United States:

(i)the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purpose;

(ii)Participant acknowledges and agrees that no Service Recipient shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Option or of any amounts due to Participant pursuant to the exercise of the Option or the subsequent sale of any Shares acquired upon exercise; and

(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from the termination of Participant’s engagement as a Service Provider (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Option to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against any Service Recipient, waives his or her ability, if any, to bring any such claim, and releases each Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

10.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the underlying Shares.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

11.Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Option Agreement and any other Option grant materials by and among, as applicable, the Employer or other Service Recipient, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Employer may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Participant authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing Participant’s participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands that if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her engagement as a Service Provider and career with the Employer will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Options or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

12.Address for Notices.  Any notice to be given to the Company under the terms of this Option Agreement will be addressed to the Company at Ra Medical Systems, Inc., 2070 Las Palmas Drive, Carlsbad, California 92011, or at such other address as the Company may hereafter designate in writing.

13.Non-Transferability of Option.  This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Participant only by Participant.

14.Successors and Assigns.  The Company may assign any of its rights under this Option Agreement to single or multiple assignees, and this Option Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Option Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.  The rights and obligations of Participant under this Option Agreement may only be assigned with the prior written consent of the Company.

15.Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the purchase by, or issuance of Shares, to Participant (or his or her estate) hereunder, such purchase or issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company.  Subject to the terms of the Option Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience.

16.Language.  If Participant has received this Option Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

17.Interpretation.  The Administrator will have the power to interpret the Plan and this Option Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Shares subject to the Option have vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Option Agreement.

18.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to the Option awarded under the Plan or future options that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

19.Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Option Agreement.

20.Agreement Severable.  In the event that any provision in this Option Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Option Agreement.

21.Amendment, Suspension or Termination of the Plan.  By accepting this Option, Participant expressly warrants that he or she has received an Option under the Plan, and has received, read, and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

22.Governing Law and Venue.  This Option Agreement will be governed by the laws of California, without giving effect to the conflict of law principles thereof.  For purposes of litigating any dispute that arises under this Option or this Option Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the United States federal courts for the Southern District of California, and no other courts, where this Option is made and/or to be performed.

23.Country Addendum.  Notwithstanding any provisions in this Option Agreement, this Option shall be subject to any special terms and conditions set forth in an appendix (if any) to this Option Agreement for any country whose laws are applicable to Participant and this Option (as determined by the Administrator in its sole discretion) (the “Country Addendum”).  Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Country Addendum (if any) constitutes a part of this Option Agreement.

24.Modifications to the Agreement.  This Option Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Option Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Option Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Option Agreement, the Company reserves the right to revise this Option Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Code Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A of the Code in connection with the Option.

25.No Waiver.  Either party’s failure to enforce any provision or provisions of this Option Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Option Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

26.Tax Consequences.  Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Option Agreement.  With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Option Agreement.

RA MEDICAL SYSTEMS, Inc.

2020 INDUCEMENT EQUITY INCENTIVE PLAN

STOCK OPTION AGREEMENT

COUNTRY ADDENDUM

TERMS AND CONDITIONS

This Country Addendum includes additional terms and conditions that govern the Option granted to Participant under the Plan if Participant works in one of the countries listed below.  If Participant is a citizen or resident of a country (or is considered as such for local law purposes) other than the one in which he or she is currently working or if Participant relocates to another country after receiving the Option, the Company will, in its discretion, determine the extent to which the terms and conditions contained herein will be applicable to Participant.

Certain capitalized terms used but not defined in this Country Addendum shall have the meanings set forth in the Plan, and/or the Stock Option Agreement to which this Country Addendum is attached.

NOTIFICATIONS

This Country Addendum also includes notifications relating to exchange control and other issues of which Participant should be aware with respect to his or her participation in the Plan.  The information is based on the exchange control, securities and other laws in effect in the countries listed in this Country Addendum, as of                      .  Such laws are often complex and change frequently.  As a result, the Company strongly recommends that Participant not rely on the notifications herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be outdated when Participant exercises the Option or sells Shares acquired under the Plan.

In addition, the notifications are general in nature and may not apply to Participant’s particular situation, and the Company is not in a position to assure Participant of any particular result.  Accordingly, Participant is advised to seek appropriate professional advice as to how the relevant laws in Participant’s country may apply to Participant’s situation.

Finally, if Participant is a citizen or resident of a country other than the one in which Participant is currently working (or is considered as such for local law purposes) or if Participant moves to another country after the Option is granted, the information contained herein may not be applicable to Participant.

EXHIBIT B

RA MEDICAL SYSTEMS, INC.

2020 INDUCEMENT EQUITY INCENTIVE PLAN

EXERCISE NOTICE

Ra Medical Systems, Inc.

2070 Las Palmas Drive

Carlsbad, California 92011

Attention:  Stock Administration

1.Exercise of Option.  Effective as of today,                            ,          , the undersigned (“Purchaser”) hereby elects to purchase                             shares (the “Shares”) of the Common Stock of Ra Medical Systems, Inc. (the “Company”) under and pursuant to the 2020 Inducement Equity Incentive Plan (the “Plan”) and the Stock Option Agreement, dated                  and including the Notice of Grant, the Terms and Conditions of Stock Option Grant, and exhibits attached thereto (the “Option Agreement”).  The purchase price for the Shares will be $                          , as required by the Option Agreement.

2.Delivery of Payment.  Purchaser herewith delivers to the Company the full purchase price of the Shares and any Tax Obligations (as defined in Section 6(a) of the Option Agreement) to be paid in connection with the exercise of the Option.

3.Representations of Purchaser.  Purchaser acknowledges that Purchaser has received, read and understood the Plan and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

4.Rights as Stockholder.  Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the Shares, no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares subject to the Option, notwithstanding the exercise of the Option.  The Shares so acquired will be issued to Purchaser as soon as practicable after exercise of the Option.  No adjustment will be made for a dividend or other right for which the record date is prior to the date of issuance, except as provided in Section 14 of the Plan.

5.Tax Consultation.  Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares.  Purchaser represents that Purchaser has consulted with any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company for any tax advice.

Ra Medical  - Form of Restricted Stock Agreement (Inducement Plan)(11437678.1).docx

6.Entire Agreement; Governing Law.  The Plan and Option Agreement are incorporated herein by reference.  This Exercise Notice, the Plan and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Purchaser with respect to the subject matter hereof, and may not be modified adversely to the Purchaser’s interest except by means of a writing signed by the Company and Purchaser.  This Option Agreement is governed by the internal substantive laws, but not the choice of law rules, of California.

Submitted by:	Accepted by:

PURCHASER	RA MEDICAL SYSTEMS, INC.

Signature	Signature

Print Name	Print Name

Title
Address:

Date Received

Annex B

RA MEDICAL SYSTEMS, INC.

2019 INDUCEMENT EQUITY INCENTIVE PLAN

RESTRICTED STOCK AGREEMENT

NOTICE OF RESTRICTED STOCK GRANT

Unless otherwise defined herein, the terms defined in the Ra Medical Systems, Inc. 2019 Inducement Equity Incentive Plan (the “Plan”) will have the same defined meanings in this Restricted Stock Agreement, which includes the Notice of Restricted Stock Grant (the “Notice of Grant”), the Terms and Conditions of Restricted Stock Grant attached hereto as Exhibit A, and all other exhibits and appendices attached hereto (all together, the “Award Agreement”).

Participant:

Address:

The undersigned Participant has been granted the right to receive an Award of Restricted Stock, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number:

Date of Grant:

Vesting Commencement Date:

Number of Shares of Restricted
Stock Granted:

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock will vest and the Company’s right to reacquire the Restricted Stock will lapse in accordance with the following schedule:

[insert schedule]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock, the Restricted Stock will immediately terminate.

By Participant’s signature and the signature of the representative of Ra Medical Systems, Inc. (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Grant, attached hereto as Exhibit A, all of which are made a part of this document.  Participant acknowledges receipt of a copy of the Plan. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement, and fully understands all provisions of the Plan and this Award Agreement.  Participant hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Award Agreement.  Participant further agrees to notify the Company upon any change in the residence address indicated below.

By accepting this Award Agreement, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligations (as defined in the Terms and Conditions of Restricted Stock Grant) arising from the Restricted Stock and any associated broker or other fees and agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

PARTICIPANT:	RA MEDICAL SYSTEMS, INC.

Signature	Signature

Print Name	Print Name

Title
Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK GRANT

1.Grant of Restricted Stock.  The Company hereby grants to the individual (the “Participant”) named in the Notice of Grant of Restricted Stock of this Award Agreement (the “Notice of Grant”) under the Plan an Award of Restricted Stock, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference.  Subject to Section 18(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and this Award Agreement, the terms and conditions of the Plan shall prevail.

2.Escrow of Shares.

(a)All Shares of Restricted Stock will, upon execution of this Award Agreement, be delivered and deposited with an escrow holder designated by the Company (the “Escrow Holder”).  The Shares of Restricted Stock will be held by the Escrow Holder until such time as the Shares of Restricted Stock vest or the date Participant ceases to be a Service Provider.

(b)The Escrow Holder will not be liable for any act it may do or omit to do with respect to holding the Shares of Restricted Stock in escrow while acting in good faith and in the exercise of its judgment.

(c)Upon Participant’s termination as a Service Provider for any reason, the Escrow Holder, upon receipt of written notice of such termination, will take all steps necessary to accomplish the transfer of the unvested Shares of Restricted Stock to the Company.  Participant hereby appoints the Escrow Holder with full power of substitution, as Participant’s true and lawful attorney‑in‑fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares of Restricted Stock to the Company upon such termination.

(d)The Escrow Holder will take all steps necessary to accomplish the transfer of Shares of Restricted Stock to Participant after they vest following Participant’s request that the Escrow Holder do so.

(e)Subject to the terms hereof, Participant will have all the rights of a stockholder with respect to the Shares while they are held in escrow, including without limitation, the right to vote the Shares and to receive any cash dividends declared thereon.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

(f)In the event of any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares, the Shares of Restricted Stock will be increased, reduced or otherwise changed, and by virtue of any such change Participant will in his or her capacity as owner of unvested Shares of Restricted Stock be entitled to new or additional or different shares of stock, cash or securities (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities will thereupon be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Award Agreement.  If Participant receives rights or warrants with respect to any unvested Shares of Restricted Stock, such rights or warrants may be held or exercised by Participant, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Shares of Restricted Stock and will be subject to all of the conditions and restrictions which were applicable to the unvested Shares of Restricted Stock pursuant to this Agreement.  The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants.

(g)The Company may instruct the transfer agent for its Common Stock to place a legend on the certificates representing the Restricted Stock or otherwise note its records as to the restrictions on transfer set forth in this Award Agreement.

3.Vesting Schedule.  Except as provided in Section 4, and subject to Section 5, the Restricted Stock awarded by this Award Agreement will vest in accordance with the vesting schedule set forth in the Notice of Grant, subject to Participant continuing to be a Service Provider through each applicable vesting date.

4.Administrator Discretion.  The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock at any time, subject to the terms of the Plan.  If so accelerated, such Restricted Stock will be considered as having vested as of the date specified by the Administrator.

5.Forfeiture Upon Termination as a Service Provider.  Notwithstanding any contrary provision of this Agreement, the balance of the Shares of Restricted Stock that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company upon the date of such termination and Participant will have no further rights thereunder.  Participant hereby appoints the Escrow Agent with full power of substitution, as Participant’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of Participant to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to transfer the certificate or certificates evidencing such unvested Shares to the Company upon such termination of service.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

6.Tax Consequences.  Participant has reviewed with his or her own tax advisors the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by this Award Agreement.  With respect to such matters, Participant relies solely on such advisors and not on any statements or representations of the Company or any of its agents, written or oral.  Participant understands that Participant (and not the Company) shall be responsible for Participant’s own tax liability that may arise as a result of this investment or the transactions contemplated by this Award Agreement.

7.Death of Participant.  Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate.  Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

8.Tax Obligations

(a)Responsibility for Taxes.    Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant’s employer (the “Employer”) or Parent or Subsidiary to which Participant is providing services (together, the Company, Employer and/or Parent or Subsidiary to which the Participant is providing services, the “Service Recipient”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the Restricted Stock, including, without limitation, (i) all federal, state, and local taxes (including the Participant’s Federal Insurance Contributions Act (FICA) obligation) that are required to be withheld by the Company or the Employer or other payment of tax-related items related to Participant’s participation in the Plan and legally applicable to Participant, (ii) the Participant’s and, to the extent required by the Company (or Service Recipient), the Company’s (or Service Recipient’s) fringe benefit tax liability, if any, associated with the grant or vesting of the Restricted Stock or sale of Shares, and (iii) any other Company (or Service Recipient) taxes the responsibility for which the Participant has, or has agreed to bear, with respect to the Restricted Stock (collectively, the “Tax Obligations”), is and remains Participant’s responsibility and may exceed the amount actually withheld by the Company or the Service Recipient.  Participant further acknowledges that the Company and/or the Service Recipient (A) make no representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the Restricted Stock, including, but not limited to, the grant or vesting of the Restricted Stock, the subsequent sale of Shares and the receipt of any dividends or other distributions, and (B) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock to reduce or eliminate Participant’s liability for Tax Obligations or achieve any particular tax result.  Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the Company and/or the Service Recipient (or former employer, as applicable) may be required to withhold or account for Tax Obligations in more than one jurisdiction.  If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to permit the release of certificates representing Shares of Restricted Stock from the escrow established pursuant to Section 2.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

(b)Tax Withholding and Default Sell-to-Cover Method of Tax Withholding.  When Restricted Stock vests, Participant generally will recognize immediate U.S. taxable income if Participant is a U.S. taxpayer.  If Participant is a non-U.S. taxpayer, Participant will be subject to applicable taxes in his or her jurisdiction.   Subject to Section 8(c), the minimum amount of Tax Obligations which the Company determines must be withheld with respect to this Award (“Tax Withholding Obligation”) will be satisfied by Shares being sold on Participant’s behalf at the prevailing market price pursuant to such procedures as the Company may specify from time to time, including through a broker-assisted arrangement (it being understood that the Shares to be sold must have vested pursuant to the terms of this Award Agreement and the Plan) (the “Sell-to-Cover Method”).  The proceeds from the Sell-to-Cover Method will be used to satisfy Participant’s Tax Withholding Obligation arising with respect to this Award.  In addition to Shares sold to satisfy the Tax Withholding Obligation, additional Shares will be sold to satisfy any associated broker or other fees.  Only whole Shares will be sold through the Sell-to-Cover Method to satisfy any Tax Withholding Obligation and any associated broker or other fees.  Any proceeds from the sale of Shares in excess of the Tax Withholding Obligation and any associated broker or other fees generated through the Sell-to-Cover Method will be paid to Participant in accordance with procedures the Company may specify from time to time.  By accepting this Award, Participant expressly consents to the sale of Shares to cover the Tax Withholding Obligation (and any associated broker or other fees) through the Sell-to-Cover Method and agrees and acknowledges that Participant may not satisfy them by any means other than such sale of Shares, unless required to do so by the Administrator or pursuant to the Administrator’s express written consent.

(c)Sell-to-Cover Method Unavailable.  If the use of the default Sell-to-Cover Method to satisfy the Participant’s Tax Withholding Obligations would violate the sale volume limitations of Rule 144(e) of the Securities Act, the Participant will be required to satisfy Participant’s Tax Withholding Obligation by having the Participant forfeit otherwise vested Shares having a fair market value equal to the minimum amount statutorily required to be withheld (or such greater amount up to the maximum statutory rate applicable to the Participant if permitted by the Administrator and provided such greater amount would not result in adverse financial accounting consequences to the Company as determined by the Administrator) (the “Net Share Withholding Method”).

(d)Administrator Discretion.  Notwithstanding the foregoing Sections 8(a) and 8(b), if the Administrator determines it is in the best interests of the Company for Participant to satisfy Participant’s Tax Withholding Obligation by a method other than through the default Sell-to-Cover Method described in Section 8(b) or the Net Share Withholding Method described in Section 8(c), it may permit or require Participant to satisfy Participant’s Tax Withholding Obligation, in whole or in part (without limitation), if permissible by applicable local law, by (i) paying cash, (ii) withholding the amount of such Tax Withholding Obligation from Participant’s wages or other cash compensation paid to Participant by the Company and/or the Service Recipient, (iii) delivering to the Company Shares that Participant owns and that have vested with a fair market value equal to the amount required to be withheld (or such greater amount up to the maximum statutory rate applicable to the Participant if permitted by the Administrator and provided such greater amount would not result in adverse financial accounting consequences to the Company as determined by the Administrator), or (iv) such other means as the Administrator deems appropriate.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

(e)Company’s Obligation to Deliver Shares.  For clarification purposes, in no event will the Company issue Participant any Shares unless and until arrangements satisfactory to the Administrator have been made for the payment of Participant’s Tax Withholding Obligation. If Participant fails to make satisfactory arrangements for the payment of such Tax Withholding Obligations hereunder at the time any applicable Shares of Restricted Stock otherwise are scheduled to vest pursuant to Sections 3 or 4 or Participant’s Tax Withholding Obligations otherwise become due, Participant will permanently forfeit such Shares of Restricted Stock to which Participant’s Tax Withholding Obligation relates and such Shares of Restricted Stock will be returned to the Company at no cost to the Company.  Participant acknowledges and agrees that the Company may refuse to release the certificate representing Shares of Restricted Stock from the escrow established pursuant to Section 2 if such Tax Obligations are not delivered at the time they are due.

9.Rights as Stockholder.  Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant (including through electronic delivery to a brokerage account).  Except as provided in Section 2, after such issuance, recordation, and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

10.No Guarantee of Continued Service.  PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER, WHICH UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW IS AT THE WILL OF THE COMPANY (OR THE SERVICE RECIPIENT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS RESTRICTED STOCK AWARD OR ACQUIRING SHARES HEREUNDER.  PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE SERVICE RECIPIENT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER, SUBJECT TO APPLICABLE LAW, WHICH TERMINATION, UNLESS PROVIDED OTHERWISE UNDER APPLICABLE LAW, MAY BE AT ANY TIME, WITH OR WITHOUT CAUSE.

11.Grant is Not Transferable.  Except to the limited extent provided in Section 7, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

12.Nature of Grant.  In accepting the grant, Participant acknowledges, understands, and agrees that:

(a)the grant of the Restricted Stock is voluntary and occasional and does not create any contractual or other right to receive future grants of Restricted Stock, or benefits in lieu of Restricted Stock, even if Restricted Stock has been granted in the past;

(b)all decisions with respect to future Restricted Stock or other grants, if any, will be at the sole discretion of the Company;

(c)Participant is voluntarily participating in the Plan;

(d)the Restricted Stock is not intended to replace any pension rights or compensation;

(e)the Restricted Stock, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(f)the future value of the Shares of Restricted Stock is unknown, indeterminable and cannot be predicted;

(g)for purposes of the Restricted Stock, Participant’s status as a Service Provider will be considered terminated as of the date Participant is no longer actively providing services to the Company or any Parent or Subsidiary (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and unless otherwise expressly provided in this Award Agreement (including by reference in the Notice of Grant to other arrangements or contracts) or determined by the Administrator, Participant’s right to vest in the Restricted Stock under the Plan, if any, will terminate as of such date and will not be extended by any notice period (e.g., Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any, unless Participant is providing bona fide services during such time); the Administrator shall have the exclusive discretion to determine when Participant is no longer actively providing services for purposes of the Restricted Stock grant (including whether Participant may still be considered to be providing services while on a leave of absence and consistent with local law);

(h)unless otherwise provided in the Plan or by the Company in its discretion, the Restricted Stock and the benefits evidenced by this Award Agreement do not create any entitlement to have the Restricted Stock or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

(i)the following provisions apply only if Participant is providing services outside the United States:

(i)the Restricted Stock is not part of normal or expected compensation or salary for any purpose;

(ii)Participant acknowledges and agrees that none of the Company, the Employer or any Parent or Subsidiary shall be liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the Restricted Stock or the subsequent sale of any Shares acquired upon settlement; and

(iii)no claim or entitlement to compensation or damages shall arise from forfeiture of the Restricted Stock resulting from the termination of Participant’s status as a Service Provider (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where Participant is a Service Provider or the terms of Participant’s employment or service agreement, if any), and in consideration of the grant of the Restricted Stock to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Company, any Parent or Subsidiary or the Service Recipient, waives his or her ability, if any, to bring any such claim, and releases the Company, any Parent or Subsidiary and the Service Recipient from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim.

13.No Advice Regarding Grant.  The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan, or Participant’s acquisition or sale of the Shares subject to this Award Agreement.  Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

14.Data Privacy.  Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Participant’s personal data as described in this Award Agreement and any other Restricted Stock grant materials by and among, as applicable, the Employer or other Service Recipient, the Company and any Parent or Subsidiary for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan.

Participant understands that the Company and the Service Recipient may hold certain personal information about Participant, including, but not limited to, Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Shares of Restricted Stock or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

Participant understands that Data will be transferred to a stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration, and management of the Plan.  Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country of operation (e.g., the United States) may have different data privacy laws and protections than Participant’s country.  Participant understands that if he or she resides outside the United States, he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative.  Participant authorizes the Company, any stock plan service provider selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan.  Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan.  Participant understands if he or she resides outside the United States, he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.  Further, Participant understands that he or she is providing the consents herein on a purely voluntary basis.  If Participant does not consent, or if Participant later seeks to revoke his or her consent, his or her status as a Service Provider and career with the Service Recipient will not be adversely affected; the only adverse consequence of refusing or withdrawing Participant’s consent is that the Company would not be able to grant Participant Restricted Stock or other equity awards or administer or maintain such awards.  Therefore, Participant understands that refusing or withdrawing his or her consent may affect Participant’s ability to participate in the Plan.  For more information on the consequences of Participant’s refusal to consent or withdrawal of consent, Participant understands that he or she may contact his or her local human resources representative.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

15.Address for Notices.  Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at Ra Medical Systems, Inc. 2070 Las Palmas Drive, Carlsbad, California 92011 or at such other address as the Company may hereafter designate in writing.

16.Electronic Delivery and Acceptance.  The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Stock awarded under the Plan or future Restricted Stock that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means.  Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.No Waiver.  Either party’s failure to enforce any provision or provisions of this Award Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party from thereafter enforcing each and every other provision of this Award Agreement.  The rights granted both parties herein are cumulative and shall not constitute a waiver of either party’s right to assert all other legal remedies available to it under the circumstances.

18.Successors and Assigns.  The Company may assign any of its rights under this Award Agreement to single or multiple assignees, and this Award Agreement shall inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer herein set forth, this Award Agreement shall be binding upon Participant and his or her heirs, executors, administrators, successors and assigns.  The rights and obligations of Participant under this Award Agreement may only be assigned with the prior written consent of the Company.

19.Additional Conditions to Issuance of Stock.  If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or non-U.S. law, the tax code and related regulations or under the rulings or regulations of the United States Securities and Exchange Commission or any other governmental regulatory body or the clearance, consent or approval of the United States Securities and Exchange Commission or any other governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, clearance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company.  Subject to the terms of the Award Agreement and the Plan, the Company shall not be required to issue any certificate or certificates for Shares hereunder prior to the lapse of such reasonable period of time following the date of vesting of the Restricted Stock as the Administrator may establish from time to time for reasons of administrative convenience.

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20.Language.  If Participant has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

21.Interpretation.  The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock has vested).  All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Participant, the Company and all other interested persons.  Neither the Administrator nor any person acting on behalf of the Administrator will be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan or this Award Agreement.

22.Captions.  Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

23.Amendment, Suspension or Termination of the Plan.  By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock under the Plan, and has received, read, and understood a description of the Plan.  Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com

24.Modifications to the Award Agreement.  This Award Agreement constitutes the entire understanding of the parties on the subjects covered.  Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein.  Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.  Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection with this Award of Restricted Stock.

25.Governing Law; Venue; Severability.  This Award Agreement and the Shares of Restricted Stock are governed by the internal substantive laws, but not the choice of law rules, of California.  For purposes of litigating any dispute that arises under these Shares of Restricted Stock or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Diego County, California, or the United States federal courts for the Southern District of California, and no other courts, where this Award Agreement is made and/or to be performed.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Award Agreement shall continue in full force and effect.

26.Entire Agreement.  The Plan is incorporated herein by reference.  The Plan and this Award Agreement (including the appendices and exhibits referenced herein) constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Participant with respect to the subject matter hereof, and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and Participant.

27.Country Addendum.  Notwithstanding any provisions in this Award Agreement, the Restricted Stock grant shall be subject to any special terms and conditions set forth in an appendix (if any) to this Award Agreement for any country whose laws are applicable to Participant and this Award of Restricted Stock (as determined by the Administrator in its sole discretion) (the “Country Addendum”).  Moreover, if Participant relocates to one of the countries included in the Country Addendum (if any), the special terms and conditions for such country will apply to Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons.  The Country Addendum constitutes part of this Award Agreement.

Ramed.com 2070 Las Palmas Dr, Carlsbad, CA 92011 Office: (760) 804-1648 ● Fax: (760) 840-165 ● info@ramed.com